UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 25, 2007

MHI HOSPITALITY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Maryland	333-118873	20-1531029
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4801 Courthouse Street, Suite 201

Williamsburg, Virginia 23188

(757) 229-5648

(Address, including Zip Code and Telephone Number, including

Area Code, of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 25, 2007, following the approval of the Board of Directors of MHI Hospitality Corporation (“MHI” or the “Company”), based on the recommendation of the Nominating, Corporate Governance and Compensation Committee, the Company entered into an employment agreement (the “Agreement”) with Julia Farr Connolly, 40, Vice-President and Chief Compliance Officer of MHI.

The Agreement, effective May 25, 2007, ends on December 31, 2009. Thereafter, the term of Ms. Connolly’s Agreement can be extended for an additional year, on each anniversary of the Agreement, unless either party gives 60 days prior written notice that the term will not be extended. Ms. Connolly’s Agreement provides for a minimum annual base salary of $137,500. In addition to the base salary, Ms. Connolly will also be eligible to receive an annual cash performance bonus, as well as grants of stock options, performance shares, performance units, deferred shares or restricted stock from time to time under the terms of a separate agreement, and consistent with the terms of any stock incentive plan the Company has established.

In the event that during the term of the Agreement Ms. Connolly’s employment is terminated by the Company without cause or Ms. Connolly terminates her employment for good reason, the Company shall pay Ms. Connolly the sum of the following amounts: all amounts fully earned pursuant to the terms of this Agreement, but unpaid hereunder through the date of termination, if any, in respect of salary, any accrued but not yet paid annual performance bonus owed from the year prior to Ms. Connolly’s termination, granting and vesting of any previously issued stock options or restricted stock, payment of life, health and disability insurance coverage for remaining term of the Agreement and unreimbursed expenses.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 1, 2007

MHI HOSPITALITY CORPORATION

By:	/s/ Andrew M. Sims
Name:	Andrew M. Sims
Title:	President and Chief Executive Officer

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